SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): April 15, 1997


                               Citicorp

          (Exact name of registrant as specified in charter)

                               DELAWARE
                    (State or other jurisdiction of
                            incorporation)
                                1-5738
                       (Commission File Number)
                              13-2614988
                     (IRS Employer Identification
                                Number)


399 PARK AVENUE, NEW YORK, NEW YORK                    10043
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number,
including area code:                           (212)559-1000

                       NOT APPLICABLE
(Former name or former address, if changed since last report)

Item 5. Other Items

Citicorp first quarter net income reaches $995 million, up 9% on 10%
  revenue gain,
Earnings per common share rose 15% to $2.01;
Return on common equity remains above 20%


First Quarter (Dollars in Millions,          1997      1996    Change
  except EPS)
Adjusted Revenue                           $5,627    $5,117       10%
Net Income                                    995       914        9%
Earnings Per Share (Fully Diluted)          $2.01     $1.75       15%
Return on Common Equity (%)                  20.8      20.2         -
Return on Assets (%)                         1.41      1.37         -
Average Shares Outstanding (Fully           476.0     500.8         -
  Diluted)


On April 15, 1997, Citicorp reported that net income in the 1997 first quarter reached $995 million, up $81 million or 9% over the same 1996 period. Earnings per fully diluted common share were $2.01, up 15% over the 1996 first quarter.

"Our first quarter results are on track," said John S. Reed, Citicorp Chairman. "We are accelerating our plans to get fully engaged in our business directions, to offset continuing weakness in the U.S. consumer credit environment plus the need to fund the expansion of our franchise in the emerging markets and the globalization of our processing base. We expect to end 1998 fully engaged in our business strategy, with the improved momentum implied by it."

Excluding a previously disclosed incremental $60 million pretax charge for performance-based options, the first quarter's results represented earnings per share of $2.09 and achieved the following against Citicorp's business directions performance targets: a 13% gain in net income, a return on common equity of 21.6%, and a ratio of incremental revenue to expense of 2.1 to 1 (1.7 to 1 including the charge). During the quarter, the company generated an estimated $0.7 billion of free capital and repurchased 6.1 million shares of common stock for $704 million.

Citicorp's consumer businesses -- Citibanking, Cards, and the Private Bank -- earned $490 million in the quarter on adjusted revenue of $3.5 billion. Net income from serving corporate banking customers worldwide was $650 million in the quarter on adjusted revenue of $1.9 billion.

Details follow:

Consumer businesses earn $490 million in the quarter, Cards credit costs continued high


----------------------------------------------------------------------
First Quarter (Dollars in Millions)          1997      1996    Change
----------------------------------------------------------------------
Adjusted Revenue                           $3,487    $3,253        7%
Adjusted Operating Expense                  1,868     1,755        6%
Operating Margin                            1,619     1,498        8%
Credit Costs                                  894       706       27%
Income before Taxes                           700       742      (6)%
Net Income                                    490       505      (3)%
Return on Assets (%)                         1.52      1.62         -
----------------------------------------------------------------------

Consumer business net income of $490 million in the quarter declined $15 million or 3% from the 1996 first quarter. The primary factor was a 14% decline in Cards earnings, partially offset by improved earnings in the Private Bank and Citibanking.

Adjusted revenue of $3.5 billion in the quarter rose $234 million or 7% from the 1996 first quarter. Managed net interest revenue and fee and commission revenue were up 7% and 9%, respectively, from the year-ago quarter. Expense of $1.9 billion increased $113 million or 6%. Excluding the effect of foreign currency translation resulting from a strengthening dollar, both revenue and expense increased 9%.

Consumer credit costs of $894 million were $50 million higher than the 1996 fourth quarter and $188 million higher than the 1996 first quarter. The ratio of net credit losses to average managed loans was 2.69% in the quarter, compared with 2.51% in the preceding quarter and 2.19% a year-ago. The increase was in Cards, while Citibanking and Private Bank credit costs improved modestly. Consumer businesses continued to build the allowance for credit losses, adding $25 million above net credit losses for Cards.

Consumer net income in the emerging markets for the 1997 first quarter was $247 million, up $27 million or 12% from the 1996 first quarter, reflecting improvements across all three businesses. Developed markets net income of $243 million declined by $42 million or 15% from the year-ago quarter, primarily due to the lower earnings in Cards.

Citibank was ranked top financial institution and sixth corporation overall in Far Eastern Economic Review's annual survey of the reputation in Asia of multinational corporations.


Citibanking

Citibanking activities -- which deliver products and services to customers through branches and electronic delivery systems -- had net income in the 1997 first quarter of $187 million, up $8 million or 4% from the 1996 first quarter. Return on assets in the quarter was 0.92%, slightly higher than a year ago.

Revenue of $1.5 billion in the quarter was up $57 million or 4% -- 7% excluding the effect of foreign currency translation -- from the 1996 first quarter, reflecting higher business volumes. Excluding the translation effect, revenue increased 8% in the developed markets, and 5% in the emerging markets, reflecting double-digit growth in Latin America and slowed revenue growth in Asia Pacific.

Expense of $1.0 billion in the quarter increased $67 million or 7% from the 1996 first quarter. Excluding the effect of foreign currency translation, expenses were up 10%, including 9% in the developed markets and 11% in the emerging markets, in support of higher business volumes, new product development, and franchise expansion, as well as technology initiatives.

In the quarter, an additional 29 branches were upgraded to the Citibanking standard for enhancing customer relationships and efficiency, bringing the total of remodeled branches to 584 worldwide, now more than half of total branches. In Latin America, Citibanking expanded into its 13th country, the Dominican Republic, and is now serving consumers in 42 countries worldwide.

Credit costs of $148 million in the quarter were down $7 million or 5% from the 1996 fourth quarter and down $10 million or 6% from the year-ago quarter, reflecting a net credit loss ratio of 0.91%, down from 0.94% in the previous quarter and 0.97% in the 1996 first quarter.


Cards

Net income in Cards worldwide -- bankcards, Diners Club, and private label cards -- was $224 million in the quarter, a decrease of $37 million or 14% from the 1996 first quarter. The emerging markets Cards business, which increased net income by 20% from the year-ago quarter, represented approximately 41% of 1997 first quarter Cards earnings. Earnings in the developed markets Cards businesses declined from the 1996 first quarter, primarily in the U.S. bankcard business which continued to operate in a challenging environment, characterized by competitive pressures and a weaker credit climate. Cards worldwide return on managed assets in the first quarter was 1.59%, compared with 1.96% in the year-ago quarter.

Cards revenue of $1.8 billion in the quarter increased by $153 million or 10% from the 1996 first quarter. Revenue in the developed markets was up 8%, including 11% growth in U.S. bankcards which reflected the benefit of new risk and relationship-based pricing strategies, and an increase in managed receivables of $2.5 billion or 6% to $45.1 billion. Charge volumes in the U.S. bankcards business increased from the year-ago quarter by $1.6 billion or 8% to $23.0 billion. First quarter revenue in the emerging markets Cards businesses was 16% higher than the year-ago quarter, reflecting continued growth in the Asia Pacific business, and strong results in Latin America.

Cards in force worldwide, including those issued by affiliates, were 61 million at the end of the quarter, an increase of two million from a year-ago. The number of cards in North America was 41 million; and cards in Latin America, Asia, and Europe totaled nine million, eight million, and three million, respectively. Cards, including Diners Club, operates in 43 countries.

Expense in worldwide Cards of $660 million increased $42 million or 7% from the 1996 first quarter. Expense in the developed markets was up 6%, primarily reflecting investment spending in the U.S. for the enhanced cardmember database and analytical tools, as well as increased collection efforts. Expense in the emerging markets Cards businesses increased 11% in support of higher loan volumes, as well as continued investment in the franchise.

Credit costs in U.S. bankcards continued to increase, rising in the quarter to $656 million or 5.91% of average managed loans, compared with $608 million or 5.45% in the 1996 fourth quarter, and $467 million or 4.38% in the 1996 first quarter. The bankruptcy rate in the 1997 first quarter was a seasonally low 36.6% of gross U.S. bankcard write-offs, compared with 38.0% in the preceding quarter and 34.3% in the 1996 first quarter. Citicorp continues to write off accounts upon notice of bankruptcy filing. Managed U.S. bankcard loans delinquent 90 days or more were $884 million or 1.98% of the portfolio at the end of the quarter, compared with $886 million or 1.90% at the end of the preceding quarter and $759 million or 1.80% a year-ago.

Credit  costs in Cards portfolios other than U.S. bankcards  were  $91 million or 4.25% of average loans in the quarter, compared with $77 million or 3.58% in the preceding quarter and $80 million or 4.40% in the 1996 first quarter. Loans delinquent 90 days or more were $214 million or 2.42% of the portfolio, compared with $189 million or 2.13% in the preceding quarter and $176 million or 2.31% in the year-ago quarter.

In India, Diners Club, which holds the largest share of the country's cards market, formed an alliance with British Airways to offer cardholders a mileage program, a first in India.

Private Bank

Private Bank net income of $79 million in the quarter increased $14 million or 22% from the 1996 first quarter, and resulted in a return on assets of 1.88% for the quarter, compared with 1.63% in the year-earlier quarter. Revenue of $270 million in the quarter was up $24 million or 10%, reflecting growth of 15% in the emerging markets and 8% in the developed markets. Revenue growth was led by fees and commissions, up 15%, compared with the 1996 quarter, and by improved trading-related results.

Expense of $166 million in the quarter increased $4 million or 2% from 1996. Excluding the effect of foreign currency translation, expense increased 6%, primarily due to higher salary levels, including a 4% increase in staff. Other expense growth was muted during the 1997 first quarter as cost savings from various strategic cost management initiatives funded base expense growth as well as new marketing, technology, and structural programs.

Credit recoveries of $1 million in the quarter compared with a charge of $1 million in the year-ago period. Overall credit trends improved, with loans delinquent 90 days or more down to $198 million or 1.28% of loans from $260 million or 1.76% a year-earlier, reflecting continued active portfolio management and the effect of improving economic conditions on the customer base.

Client  business volumes under management at the end  of  the  quarter
totaled  $98 billion, up $8 billion from a year earlier.   Growth  was
led by the advisory and discretionary investments areas.


Corporate Banking improves earnings 39% to $650 million in first quarter;
Return on assets rises to 1.77%


----------------------------------------------------------------------
First Quarter (Dollars in Millions)          1997      1996    Change
----------------------------------------------------------------------
Adjusted Revenue                           $1,934    $1,617       20%
Adjusted Operating Expense                  1,151     1,011       14%
Operating Margin                              783       606       29%
Credit (Benefits) Costs                      (75)        15        NM
Income before Taxes                           858       591       45%
Net Income                                    650       469       39%
Return on Assets (%)                         1.77      1.36         -
----------------------------------------------------------------------

Corporate  Banking  net income of $650 million in  the  first  quarter increased  $181  million  or 39% from the  1996  first  quarter  while average assets grew $10 billion or 7%. These results produced a return on assets during the quarter of 1.77%, a 41 basis point improvement from the year-ago quarter. Net income from Emerging Markets was $450 million or 69% of total Corporate Banking earnings, and Global Relationship Banking's net income was $200 million or 31% of total Corporate Banking net income.

Revenue of $1.9 billion in the quarter increased $317 million or 20% from the year-ago quarter. Expense of $1.2 billion in the quarter increased $140 million or 14% from the comparable 1996 quarter. Credit costs were a net benefit of $75 million and compared with a net charge of $15 million in the year-ago quarter. The effective income tax rate in the quarter rose to 24% from 21% in the 1996 first quarter, due primarily to changes in the geographic mix and nature of pretax earnings.

Citibank's corporate banking activities continued to be recognized in various polls and surveys by business magazines, including number one in derivatives in Institutional Investor, "cash management house of the year" and "securitization house of the year" in Corporate Finance, and number one in Asian debt issues in Asiamoney. Nine transactions cited as "deal of the year" in various publications spanned Australia, Chile, the Czech Republic, Indonesia, Kuwait, Laos, Mexico, and the United States, with most of the transactions resulting from joint efforts by Global Relationship Banking and Emerging Markets professionals.

Emerging Markets

Emerging Markets net income of $450 million grew $60 million or 15% from the 1996 first quarter, benefiting from lower credit costs and a decline in the effective income tax rate to 13% from 19% a year-ago. Income before taxes totaled $518 million, up $39 million or 8% from the 1996 quarter. Average assets grew $11 billion or 20%, resulting in a return on assets of 2.77% in the 1997 first quarter, compared with 2.85% in the 1996 first quarter.

Revenue of $933 million in the quarter increased $65 million or 7% from the year-ago first quarter. Trading-related revenue was $218 million, up 23% from $177 million. Aggregate securities transactions and asset gains were $154 million, compared with $109 million in the 1996 quarter, and included $46 million related to the refinancing agreement concluded with Peru. These increases, together with growth in transaction banking services, were partially offset by lower net interest revenue attributable to less favorable market conditions than in the 1996 quarter, principally in Latin America. About 20% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking.

Expense  of  $451  million  in the 1997 first  quarter  increased  $72 million or 19% from the year-ago quarter, primarily reflecting investment spending to build the franchise and costs associated with implementing Citicorp's embedded bank plan to gain market share in selected emerging market countries.

Credit costs were a net benefit of $36 million in the 1997 first quarter and compared with a net charge of $10 million in the 1996 quarter. Credit costs in the 1997 quarter included a $50 million recovery from the refinancing agreement concluded with Peru.

In China, Citibank, having been the only U.S. based bank and one of eight non-Chinese banks licensed to conduct a local currency business, opened a branch in Pudong -- its sixth office in the country -- in preparation for launching local currency operations on April 4.


Global Relationship Banking

Net income from the Global Relationship Banking business in North America, Europe, and Japan was $200 million, up $121 million from the 1996 first quarter, despite an increase in the effective income tax rate to 41% from 29% in the 1996 first quarter. Income before taxes totaled $340 million, up $228 million from the 1996 first quarter. Return on assets of 0.98% improved from 0.38% in the 1996 first quarter.

Revenue of $1.0 billion grew $252 million or 34% from the 1996 first quarter. Trading-related revenue of $319 million increased $154 million or 93% and venture capital revenue of $93 million improved $55 million from the unusually low 1996 levels. These improvements were complemented by a $32 million gain on the sale of an investment, growth in transaction banking services revenue, and improved treasury results, partially offset by net interest revenue spread compression.

Expense of $700 million increased $68 million or 11% compared with the 1996 first quarter, primarily reflecting increased spending on technology, volume-related expense in transaction banking services, and higher incentive compensation associated with revenue growth, partially offset by reductions associated with the disposition of non-strategic businesses.

Credit costs in the quarter were a net benefit of $39 million, compared with a net charge of $5 million in the 1996 first quarter and primarily reflected both lower gross write-offs and higher recoveries.


Other Items

Citicorp's effective tax rate was 38% in both the 1997 and 1996 first quarters. Income taxes are attributed to core businesses on the basis of local tax rates, which resulted in effective tax rates for the core businesses of 27% in both the 1997 and 1996 first quarters. The difference between the core businesses' tax rates and Citicorp's overall effective rate in each period is included in Corporate Items.

Corporate Items included pretax expense of $72 million, $70 million, and $14 million for performance-based options in the 1997 first quarter, the 1996 fourth quarter, and the 1996 first quarter,
respectively.   These  noncash charges were  offset  by  increases  to
common stockholders' equity. All of these options are now fully vested.

The adoption of Statement of Financial Accounting Standards No. 125 on January 1, 1997 had no material impact on Citicorp.

At March 31, 1997, total credit loss reserves (including reserves for off-balance sheet credit exposures) were $6.0 billion.

Tier 1 capital was $20.3 billion, total capital was estimated at $29.3 billion, and the Tier 1 and total capital ratios were estimated at 8.4% and 12.1%, respectively, at March 31, 1997. The ratio of common equity to total assets was 6.5%. The number of shares acquired since June 20, 1995, when the Board of Directors authorized the stock repurchase program, totaled 65.3 million for an outlay of $5.3 billion. As expanded in January and November 1996, the program is authorized to make total purchases for up to $8.5 billion.

Average common shares outstanding for the purpose of computing fully diluted earnings per share were 476.0 million in the 1997 first quarter, 480.9 million in the preceding quarter, and 500.8 million in the 1996 first quarter, principally reflecting the net effect of the share repurchase program and employee stock plans.


Tables detailing key financial data, an analysis of earnings, business results and credit indicators follow, along with selected financial statements and tables. Further details concerning the financial results will be available in May in Citicorp's Form 10-Q.

----------------------------------------------------------------------
FINANCIAL SUMMARY
----------------------------------------------------------------------
                                                First Quarter       %
                                                 1997    1996  Change

----------------------------------------------------------------------
Net Income (In                                   $995    $914       9
  Millions of Dollars)
----------------------------------------------------------------------
Net Income Per Share
Common & Common
  Equivalent Shares                             $2.01   $1.82      10
Assuming Full
  Dilution                                      $2.01   $1.75      15

Common Stockholders'
  Equity Per Share                             $41.08  $36.79      12

Closing Stock Price
  At Quarter End                              $108.25  $80.00      35

----------------------------------------------------------------------
Financial Ratios
Return on Assets                                1.41%   1.37%       -

Return on Common
  Stockholders'                                 20.8%   20.2%       -
  Equity
----------------------------------------------------------------------
Capital (Dollars in
  Billions)
Tier 1                                          $20.3   $19.0       -

Total (Tier 1 and 2)                             29.3    28.0       -
  (A)

Tier 1 Ratio (A)                                 8.4%    8.4%       -

Total Ratio (Tier 1                             12.1%   12.4%       -
  and 2) (A)

Common Equity as a
  Percentage of Total                            6.5%    6.7%       -
  Assets

Total Equity as a
  Percentage of Total                            7.2%    7.5%       -
  Assets

----------------------------------------------------------------------
Dividends Declared
  (In Millions of
  Dollars)

Common                                           $243    $210       -

Preferred                                          38      47       -
----------------------------------------------------------------------
(A)  1997 estimated.
----------------------------------------------------------------------

----------------------------------------------------------------------
Earnings Analysis (In Millions of Dollars)
----------------------------------------------------------------------
                                                First Quarter      %
                                                1997     1996 Change
----------------------------------------------------------------------
Total Revenue                                $5,196    $4,828      8
Effect of Credit
  Card                                          434       294     48
  Securitization
  Activity (A)
Net Cost To Carry                               (3)       (5)   (40)
  (B)
Adjusted Revenue                              5,627     5,117     10
Total Operating                               3,169     2,860     11
  Expense
Net OREO Benefits                                10        12   (17)
  (C)
Adjusted
  Operating Expense                           3,179     2,872     11
Operating Margin                              2,448     2,245      9
Consumer Credit                                 894       706     27
  Costs (D)
Commercial Credit
  (Benefits) Costs                             (75)        15     NM
  (E)
Operating Margin
  Less Credit Costs                           1,629     1,524      7
Additional                                       25        50   (50)
  Provision (F)
Income Before Taxes                           1,604     1,474      9
Income Taxes                                    609       560      9
Net Income                                  $   995   $   914      9
----------------------------------------------------------------------
(A) Includes effect related to credit card receivables held for sale commencing with the 1997 first quarter (see page 16).
(B) Principally the net cost to carry commercial cash-basis loans and other real estate owned ("OREO").
(C) Principally gains and losses on sales, direct revenue and expense, and writedowns of commercial OREO.
(D) Principally consumer net credit write-offs adjusted for the effect of credit card securitization activity.
(E) Includes commercial net credit (recoveries) write-offs, net cost to carry, and net OREO benefits.
(F)  Primarily charges for credit losses in excess of net write-offs.
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
Earnings Summary
----------------------------------------------------------------------
                                               First Quarter       %
(In Millions of                                 1997 1996(A)  Change
  Dollars)
----------------------------------------------------------------------
Consumer                                     $   490    $505     (3)
Corporate Banking                                650     469      39
Core Businesses                                1,140     974      17
Corporate Items                                (145)    (60)      NM
Total Citicorp                               $   995    $914       9
----------------------------------------------------------------------
Supplemental
  Information:
Consumer:
Citibanking                                     $187    $179       4
Cards                                            224     261    (14)
Private Bank                                      79      65      22
Total                                           $490    $505     (3)
----------------------------------------------------------------------
Consumer Business
  in:
Developed Markets                               $243    $285    (15)
Emerging Markets                                 247     220      12
Total                                           $490    $505     (3)
----------------------------------------------------------------------
Corporate Banking:
Emerging Markets                                $450    $390      15
Global Relationship                              200      79      NM
Banking
Total                                           $650    $469      39
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
Consumer                                        First Quarter       %
  (In Millions of                               1997  1996(A)  Change
  Dollars)
----------------------------------------------------------------------
Total Revenue                                 $3,053   $2,960       3
Effect of Credit
  Card                                           434      294      48
  Securitization
  Activity (B)
Net Cost to Carry
  Cash-Basis Loans                                 -      (1)      NM
  and OREO
Adjusted Revenue                               3,487    3,253       7
Total Operating                                1,869    1,755       6
  Expense
Net OREO Costs                                   (1)        -      NM
Adjusted Operating                             1,868    1,755       6
  Expense
Operating Margin                               1,619    1,498       8
Net Write-offs                                   459      413      11
Effect of Credit
  Card                                           434      294      48
  Securitization
  Activity (B)
Net Cost to Carry
  and Net OREO                                     1      (1)      NM
  Costs
Credit Costs                                     894      706      27
Operating Margin
  Less Credit Costs                              725      792     (8)
Additional                                        25       50    (50)
  Provision
Income Before Taxes                              700      742     (6)
Income Taxes                                     210      237    (11)
Net Income                                   $   490  $   505     (3)
----------------------------------------------------------------------
Average Assets (In
  Billions of                                   $131     $125       5
  Dollars)
Return on Assets                               1.52%    1.62%       -
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
(B) Includes effect related to credit card receivables held for sale commencing with the 1997 first quarter (see page 16).
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
(In Millions of                                 First Quarter       %
  Dollars)
----------------------------------------------------------------------
Citibanking                                     1997  1996(A)  Change
----------------------------------------------------------------------
Revenue                                       $1,462   $1,405       4
Operating Expense                              1,042      975       7
Operating Margin                                 420      430     (2)
Credit Costs                                     148      158     (6)
Operating Margin
  Less Credit Costs                              272      272       -
Additional                                         -        1      NM
  Provision
Income Before Taxes                              272      271       -
Income Taxes                                      85       92     (8)
Net Income                                    $  187   $  179       4
Average Assets (In
  Billions of                                    $82      $81       1
  Dollars)
Return on Assets                               0.92%    0.89%       -
----------------------------------------------------------------------
Cards
----------------------------------------------------------------------
Adjusted Revenue                              $1,755   $1,602      10
Adjusted Operating                               660      618       7
  Expense
Operating Margin                               1,095      984      11
Credit Costs                                     747      547      37
Operating Margin
  Less Credit Costs                              348      437    (20)
Additional                                        25       49    (49)
  Provision
Income Before Taxes                              323      388    (17)
Income Taxes                                      99      127    (22)
Net Income                                    $  224   $  261    (14)
----------------------------------------------------------------------
Average Assets (In
  Billions of                                    $32      $28      14
  Dollars)
Return on Assets                               2.84%    3.75%       -
  (B)
----------------------------------------------------------------------
Private Bank
----------------------------------------------------------------------
Adjusted Revenue                                $270     $246      10
Adjusted Operating                               166      162       2
  Expense
Operating Margin                                 104       84      24
Credit (Benefits)                                (1)        1      NM
  Costs
Operating Margin
  Less Credit Costs                              105       83      27
Additional                                         -        -       -
  Provision
Income Before Taxes                              105       83      27
Income Taxes                                      26       18      44
Net Income                                      $ 79     $ 65      22
----------------------------------------------------------------------
Average Assets (In
  Billions of                                    $17      $16       6
  Dollars)
Return on Assets                               1.88%    1.63%       -
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
(B) Adjusted for the off-balance sheet effect of credit card securitization, the return on managed assets for worldwide Cards was 1.59% in the 1997 quarter and 1.96% in the year-ago quarter.
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
(In Millions of
  Dollars)
----------------------------------------------------------------------
Consumer Business                               First Quarter       %
  in Developed Markets                          1997  1996(A)  Change
----------------------------------------------------------------------
Adjusted Revenue                              $2,539   $2,392       6
Adjusted Operating                             1,336    1,273       5
  Expense
Operating Margin                               1,203    1,119       8
Credit Costs                                     802      613      31
Operating Margin
  Less Credit Costs                              401      506    (21)
Additional                                        22       48    (54)
  Provision
Income Before Taxes                              379      458    (17)
Income Taxes                                     136      173    (21)
Net Income                                    $  243   $  285    (15)
----------------------------------------------------------------------
Average Assets (In
  Billions of                                    $89      $88       1
  Dollars)
Return on Assets                               1.11%    1.30%       -
----------------------------------------------------------------------

----------------------------------------------------------------------
Consumer Business in Emerging Markets
----------------------------------------------------------------------
Adjusted Revenue                                $948     $861      10
Adjusted Operating                               532      482      10
  Expense
Operating Margin                                 416      379      10
Credit Costs                                      92       93     (1)
Operating Margin
  Less Credit Costs                              324      286      13
Additional                                         3        2      50
  Provision
Income Before Taxes                              321      284      13
Income Taxes                                      74       64      16
Net Income                                      $247     $220      12
----------------------------------------------------------------------
Average Assets (In
  Billions of                                    $42      $37      14
  Dollars)
Return on Assets                               2.39%    2.39%       -
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.

----------------------------------------------------------------------
Corporate Banking                               First Quarter
                                                                    %
(In Millions of                                 1997  1996(A)  Change
  Dollars)
----------------------------------------------------------------------
Total Revenue                                 $1,937   $1,621      19
Net Cost to Carry
  Cash-Basis Loans                               (3)      (4)    (25)
  and OREO
Adjusted Revenue                               1,934    1,617      20
Total Operating                                1,140      999      14
  Expense
Net OREO Benefits                                 11       12     (8)
Adjusted Operating                             1,151    1,011      14
  Expense
Operating Margin                                 783      606      29
Net (Recoveries)                                (61)       31      NM
  Write-offs
Net Cost to Carry
  and Net OREO                                  (14)     (16)    (13)
  Benefits
Credit (Benefits)                               (75)       15      NM
  Costs
Operating Margin
  Less Credit                                    858      591      45
  (Benefits) Costs
Additional                                         -        -       -
  Provision
Income Before Taxes                              858      591      45
Income Taxes                                     208      122      70
Net Income                                    $  650   $  469      39
----------------------------------------------------------------------
Average Assets (In
  Billions of                                   $149     $139       7
  Dollars)
Return on Assets                               1.77%    1.36%       -
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
(In Millions of                                First Quarter        %
  Dollars)

Emerging Markets                               1997  1996(A)   Change
----------------------------------------------------------------------
Adjusted Revenue                               $933     $868       7
Adjusted Operating                              451      379      19
  Expense
Operating Margin                                482      489     (1)
Credit (Benefits)                              (36)       10      NM
  Costs
Operating Margin
  Less Credit                                   518      479       8
  (Benefits) Costs
Additional                                        -        -       -
  Provision
Income Before Taxes                             518      479       8
Income Taxes                                     68       89    (24)
Net Income                                     $450     $390      15
----------------------------------------------------------------------
Average Assets (In
  Billions of                                   $66      $55      20
  Dollars)
Return on Assets                              2.77%    2.85%       -
----------------------------------------------------------------------


----------------------------------------------------------------------
Global Relationship Banking
----------------------------------------------------------------------
Adjusted Revenue                              $1,001     $749      34
Adjusted Operating                               700      632      11
  Expense
Operating Margin                                 301      117      NM
Credit (Benefits)                               (39)        5      NM
  Costs
Operating Margin
  Less Credit                                    340      112      NM
  (Benefits) Costs
Additional                                         -        -       -
  Provision
Income Before Taxes                              340      112      NM
Income Taxes                                     140       33      NM
Net Income                                    $  200     $ 79      NM
----------------------------------------------------------------------
Average Assets (In
  Billions of                                    $83      $84     (1)
  Dollars)
Return on Assets                               0.98%    0.38%       -
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
Corporate Items (A)                             First Quarter
                                                                    %
(In Millions of                                 1997  1996(B)  Change
  Dollars)
----------------------------------------------------------------------
Revenue                                       $  206    $ 247    (17)
Operating Expense                                160      106      51
Income Before Taxes                               46      141    (67)
Income Taxes                                     191      201     (5)
Net Loss                                      $(145)    $(60)      NM
----------------------------------------------------------------------
Average Assets (In
  Billions of                                     $5       $4      25
  Dollars)
----------------------------------------------------------------------
(A)  Corporate Items includes revenue derived from charging businesses
     for   funds  employed  (based  upon  a  marginal  cost  of  funds concept), unallocated corporate costs, and the offset created by attributing income taxes to core business activities on a local tax-rate basis.
(B)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios

                Total      90 Days or More Average   Net Credit Losses
             Loans(A)         Past Due (B) Loans(A)                (B)
             ---------------------------------------------------------
                 Mar.   Mar.   Dec.   Mar.     1st   1st    4th    1st
                 31,     31,    31,    31,    Qtr.  Qtr.   Qtr.   Qtr.
                 1997   1997   1996   1996    1997  1997   1996   1996
----------------------------------------------------------------------
Citibanking     $66.4 $2,193 $2,320 $2,755   $65.8  $148   $155   $158
Ratio                  3.30%  3.50%  4.18%         0.91%  0.94%  0.97%
Cards
U.S. bankcards   44.6    884    886    759    45.0   656    608    467
Ratio                  1.98%  1.90%  1.80%         5.91%  5.45%  4.38%
Other             8.8    214    189    176     8.7    91     77     80
Ratio                  2.42%  2.13%  2.31%         4.25%  3.58%  4.40%
Private Bank     15.4    198    193    260    15.1   (2)      4      2
Ratio                  1.28%  1.26%  1.76%            NM  0.07%  0.06%
----------------------------------------------------------------------
Total Managed   135.2  3,489  3,588  3,950   134.6   893    844    707
Ratio                  2.58%  2.62%  3.03%         2.69%  2.51%  2.19%
----------------------------------------------------------------------
Securitized
Credit         (25.4)  (500)  (501)  (479)  (25.1) (402)  (389)  (294)
  Card
  Receivables
Loans Held for  (3.1)   (39)      -      -   (3.1)  (32)      -      -
  Sale
----------------------------------------------------------------------
Total Loan     $106.7 $2,950 $3,087 $3,471  $106.4  $459   $455   $413
  Portfolio
Ratio                  2.76%  2.76%  3.33%         1.75%  1.68%  1.60%
----------------------------------------------------------------------
Managed
  Portfolio:
Developed      $101.5 $3,075 $3,218 $3,603  $101.5  $801   $767   $614
Ratio                  3.03%  3.10%  3.58%         3.19%  3.01%  2.45%
Emerging         33.7    414    370    347    33.1    92     77     93
Ratio                  1.23%  1.12%  1.17%         1.12%  0.94%  1.29%
----------------------------------------------------------------------
(A)  Loan amounts, in billions of dollars, are net of unearned income.
(B)  In millions of dollars.
NM   Not meaningful.

----------------------------------------------------------------------
Consumer Loan Balances (A)
----------------------------------------------------------------------
                             End of Period                    Average
                        Mar.   Dec.   Mar.          1st    4th    1st
(In Billions of          31,    31,    31,         Qtr.   Qtr.   Qtr.
  Dollars)              1997   1996   1996         1997   1996   1996
----------------------------------------------------------------------
Managed               $135.2 $137.0 $130.3       $134.6 $133.7 $129.8
Securitized Credit    (25.4) (25.2) (26.2)       (25.1) (25.9) (25.9)
  Card Receivables
Loans Held for Sale    (3.1)      -      -        (3.1)      -      -
  (B)
----------------------------------------------------------------------
Loan Portfolio        $106.7 $111.8 $104.1       $106.4 $107.8 $103.9
----------------------------------------------------------------------
(A)  Net of unearned income.
(B) Commencing with the first quarter 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale, which are accounted for at the lower of cost or market value with net credit losses charged to other revenue.

----------------------------------------------------------------------
Cash-Basis and Renegotiated Loans
----------------------------------------------------------------------
                                      March 31,   Dec. 31,  March 31,
(In Millions of Dollars)                   1997       1996       1996
----------------------------------------------------------------------
Commercial Cash-Basis Loans
Collateral-Dependent (at Lower
  of Cost or Collateral Value) (A)         $288       $263     $  763
Other                                       641        642        766
Total Commercial Cash-Basis Loans          $929       $905     $1,529
----------------------------------------------------------------------
Commercial Renegotiated Loans              $296       $321       $338
----------------------------------------------------------------------
Consumer Loans on which
  Accrual of Interest has been           $2,119     $2,187     $2,719
  Suspended
----------------------------------------------------------------------
(A)  A  cash-basis  loan  is  defined as  collateral  dependent   when
     repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment, in which case the loans are written down to the lower of cost or collateral value.


----------------------------------------------------------------------
Other Real Estate Owned (OREO) and Assets Pending Disposition (A)
----------------------------------------------------------------------
                                      March 31,   Dec. 31,  March 31,
(In Millions of Dollars)                   1997       1996       1996
----------------------------------------------------------------------
Consumer OREO                            $  408     $  452     $  530
Commercial OREO                             593        614        518
Total OREO                               $1,001     $1,066     $1,048
----------------------------------------------------------------------
Assets Pending Disposition (B)             $174       $160       $192
----------------------------------------------------------------------
(A)  Carried at lower of cost or collateral value.
(B) Represents consumer residential mortgage loans that have a high probability of foreclosure.

----------------------------------------------------------------------
Credit Loss Reserves (A)
                                      March 31,   Dec. 31,  March 31,
(Dollars In Millions)                      1997       1996       1996
----------------------------------------------------------------------
Allowance for Credit Losses:
Consumer                                 $2,442     $2,079     $1,966
Commercial                                3,324      3,424      3,424
Total Allowance for Credit Losses         5,766      5,503      5,390
Reserves For Off-Balance Sheet              191        473        482
  Credit Exposures
Total Credit Loss Reserves               $5,957     $5,976     $5,872
----------------------------------------------------------------------
Allowance As a Percent of Total
Loans:
Consumer                                  2.29%      1.86%      1.89%
Commercial                                5.06%      5.46%      5.58%
Total                                     3.34%      3.15%      3.26%
----------------------------------------------------------------------
(A) In the first quarter of 1997, to be consistent with industry practice, Citicorp has changed the apportionment and display of credit loss reserves to report (1) $50 million in Other Liabilities attributable to standby letters of credit and guarantees, and (2) $50 million deducted from Trading Account Assets attributable to derivative and foreign exchange contracts, and (3) to restore to the Allowance for Credit Losses $373 million that had previously been attributed to securitization transactions where the exposure to credit losses is contractually limited to the cash flows from the securitized receivables. Reserves for off-balance sheet credit exposures at March 31, 1997 consist of the foregoing $50 million included in Other Liabilities and $50 million deducted from Trading Account Assets and also include $91 million deducted from Other Assets attributable to mortgage loans sold with recourse. Prior period amounts have not been reclassified.


----------------------------------------------------------------------
Net Write-offs, Additional Provision, and Provision for Credit Losses
                                                        First Quarter
(In Millions of Dollars)                               1997      1996
----------------------------------------------------------------------
Net Write-offs (Recoveries):
Consumer (A)                                         $  893    $  707
Commercial                                             (61)        31
Total Adjusted Net Write-offs                           832       738
Effect of Credit Card                                 (434)     (294)
  Securitization Activity
Total                                                $  398    $  444
----------------------------------------------------------------------
Additional Provision:
Consumer                                                $25       $50
Commercial                                                -         -
Total                                                   $25       $50
----------------------------------------------------------------------
Provision for Credit Losses:
Consumer                                              $ 484      $463
Commercial                                             (61)        31
Total                                                 $ 423      $494
----------------------------------------------------------------------
(A) Adjusted for the effect of credit card securitization activity, including the effect related to credit card receivables held for sale commencing with the 1997 first quarter (see page 16).

----------------------------------------------------------------------
Consolidated Statement of Income            CITICORP and Subsidiaries
  (In Millions of                               First Quarter       %
  Dollars,
  Except Per Share                              1997     1996  Change
  Amounts)
----------------------------------------------------------------------
Net Interest Revenue                          $2,804   $2,685       4

Provision for Credit Losses                      423      494    (14)

Net Interest Revenue after
  Provision for Credit Losses                  2,381    2,191       9

Fees, Commissions,
  and Other Revenue
Fees and Commissions                           1,352    1,312       3
Foreign Exchange                                 297      205      45
Trading Account                                  198       90      NM
Securities Transactions                          108      102       6
Other Revenue                                    437      434       1
Total Fees, Commissions,
  and Other Revenue                            2,392    2,143      12

Operating Expense
Salaries                                       1,264    1,132      12
Employee Benefits                                401      337      19
Total Employee Expense                         1,665    1,469      13
Net Premises
  and Equipment Expense                          490      457       7
Other Expense                                  1,014      934       9
Total Operating Expense                        3,169    2,860      11

Income Before Taxes                            1,604    1,474       9

Income Taxes                                     609      560       9

Net Income                                   $   995  $   914       9
----------------------------------------------------------------------
Income Applicable
  to Common Stock                               $957     $871      10

Earnings Per Share:
On Common and Common
  Equivalent Shares                            $2.01    $1.82      10

Assuming Full Dilution                         $2.01    $1.75      15
----------------------------------------------------------------------
NM   Not meaningful, as percentage equals or exceeds 100%.

----------------------------------------------------------------------
Consolidated Balance Sheet                  CITICORP and Subsidiaries
                                      March 31,   December          %
(In Millions of Dollars)                   1997    31, 1996     Change
----------------------------------------------------------------------
Assets

Cash and Due from Banks                $  6,574   $  6,905        (5)
Deposits at Interest with Banks          12,593     11,648          8
Securities, at Fair Value
Available for Sale                       30,608     26,062         17
Venture Capital                           2,266      2,124          7
Trading Account Assets                   33,196     30,785          8
Loans Held for Sale (A)                   3,133          -         NM
Federal Funds Sold and Securities
  Purchased Under Resale Agreements      11,844     11,133          6
Loans, Net
Consumer                                106,721    111,847        (5)
Commercial                               65,750     62,765          5
                                       ------------------------------
Loans, Net of Unearned Income           172,471    174,612        (1)
Allowance for Credit Losses             (5,766)    (5,503)          5
                                       ------------------------------
Total Loans, Net                        166,705    169,109        (1)
Customers' Acceptance Liability           2,188      2,077          5
Premises and Equipment, Net               4,655      4,667          -
Interest and Fees Receivable              3,131      3,068          2
Other Assets                             13,461     13,440          -
                                       ------------------------------
Total                                  $290,354   $281,018          3
                                       ==============================
Liabilities

Non-Interest-Bearing Deposits in       $ 14,569   $ 14,867        (2)
  U.S. Offices
Interest-Bearing Deposits in U.S.        39,820     40,254        (1)
  Offices
Non-Interest-Bearing Deposits in         10,476      9,891          6
  Offices Outside the U.S.
Interest-Bearing Deposits in Offices    123,983    119,943          3
  Outside the U.S.
                                       ------------------------------
Total Deposits                          188,848    184,955          2
Trading Account Liabilities              23,235     22,003          6
Purchased Funds and Other Borrowings     21,609     18,191         19
Acceptances Outstanding                   2,235      2,104          6
Accrued Taxes and Other Expense           6,038      5,992          1
Other Liabilities                         8,785      8,201          7
Long-Term Debt                           18,824     18,850          -

Stockholders' Equity

Preferred Stock (Without par value)       1,903      2,078        (8)
Common Stock ($1.00 par value)              506        506          -
  Issued Shares: 506,298,235 in each
  period
Surplus                                   6,612      6,595          -
Retained Earnings                        15,017     14,303          5
Net Unrealized Gains - Securities           687        676          2
  Available for Sale
Foreign Currency Translation              (517)      (486)          6
Common Stock in Treasury, at Cost       (3,428)    (2,950)         16
  Shares: 46,773,535 and 43,081,217,
  respectively
Total Stockholders' Equity               20,780     20,722          -
                                       ------------------------------
Total                                  $290,354   $281,018          3
                                       ==============================
----------------------------------------------------------------------
(A) Commencing with the first quarter 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale, which are accounted for at the lower of cost or market value.
NM  Not meaningful, as percentage equals or exceeds 100%.
----------------------------------------------------------------------

----------------------------------------------------------------------
Net Interest Revenue              1st     4th     3rd     2nd     1st
  Statistics                     Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
  (Taxable Equivalent Basis)     1997    1996    1996    1996    1996
  (A)
----------------------------------------------------------------------
(In Millions of Dollars)

Adjusted Net Interest Revenue  $3,449  $3,484  $3,330  $3,351  $3,263
  (B):
Effect of Securitized Credit    (630)   (650)   (613)   (615)   (570)
  Card Receivables
                               --------------------------------------
Total                          $2,819  $2,834  $2,717  $2,736  $2,693
                               ======================================

(In Billions of Dollars)

Adjusted Average Interest-     $267.3  $262.2  $258.8  $256.8  $254.6
  Earning Assets (B):
Effect of Securitized Credit   (25.1)  (25.9)  (26.2)  (26.2)  (25.9)
  Card Receivables
                               --------------------------------------
Total                          $242.2  $236.3  $232.6  $230.6  $228.7
                               ======================================


Adjusted Net Interest Margin    5.23%   5.28%   5.12%   5.25%   5.15%
  (B)
Effect of Securitized Credit   (.51)%  (.51)%  (.47)%  (.48)%  (.41)%
  Card Receivables
                               --------------------------------------
Total                           4.72%   4.77%   4.65%   4.77%   4.74%
                               ======================================

(A) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.
(B)  Adjusted for the effect of credit card securitization.
----------------------------------------------------------------------


----------------------------------------------------------------------
Consolidated Average Balances
                         1st Qtr. 4th Qtr. 3rd Qtr. 2nd Qtr. 1st Qtr.
(In Billions of Dollars)     1997     1996     1996     1996     1996
----------------------------------------------------------------------
Loans:
Consumer                     $106     $108     $106     $104     $104
Commercial                     62       61       61       60       59
                          -------------------------------------------
Total Average Loans          $168     $169     $167     $164     $163
                          ===========================================
Total Average Assets         $285     $276     $268     $268     $268
                          ===========================================

(In Millions of Dollars)

Common Stockholders'      $18,698  $18,321  $17,950  $17,713  $17,362
  Equity
Preferred Equity            2,049    2,078    2,078    2,078    2,367
                          -------------------------------------------
Total Average             $20,747  $20,399  $20,028  $19,791  $19,729
  Stockholders' Equity
                          ===========================================

----------------------------------------------------------------------
Calculation of Earnings Per Share
                             First Quarter 1997    First Quarter 1996
                            On Common             On Common
                           and Common  Assuming  and Common  Assuming
                           Equivalent      Full  Equivalent      Full
(In Millions, except Per       Shares  Dilution      Shares  Dilution
  Share Amounts)
----------------------------------------------------------------------
Earnings

Income Applicable to             $957      $957        $871      $871
  Common Stock
Dividends on Convertible
  Preferred
  Stock, Series 12 and              -         -           -         5
  Series 13 (A)
                          -------------------------------------------
Income Applicable to
  Common Stock, Adjusted         $957      $957        $871      $876
                          ===========================================
Shares
Weighted-Average Common
  Shares Outstanding (A)        461.4     461.4       463.4     463.4
Convertible Preferred
  Stock,                            -         -           -      21.0
  Series 12 and Series 13
  (A)
Other Common Equivalent          14.6      14.6        15.2      16.4
  Shares (B)
                          -------------------------------------------
Total                           476.0     476.0       478.6     500.8
                          ===========================================
Earnings Per Share
Net Income                      $2.01     $2.01       $1.82     $1.75
----------------------------------------------------------------------
(A) During the first quarter of 1996, the remaining Convertible Preferred Stock, Series 12 and 13 were converted to 59.0 million shares of common stock. The shares are included in the fully diluted computation on an if-converted basis up to conversion dates, and from conversion dates forward these shares are included in weighted-average common shares outstanding.
(B) Includes the dilutive effect of stock options and stock purchase agreements computed using the treasury stock method and shares issuable under deferred stock awards.
----------------------------------------------------------------------


----------------------------------------------------------------------
                                                 March 31,  March 31,
(In Thousands)                                        1997       1996
----------------------------------------------------------------------
Common Shares Outstanding                          459,525    480,657
                          ===========================================

----------------------------------------------------------------------
Other Revenue                                   First Quarter       %
  (In Millions of                               1997  1996(A)  Change
  Dollars)
----------------------------------------------------------------------
Credit Card
  Securitization                                $165     $233    (29)
  Activity (B)
Venture Capital                                   93       38      NM
Affiliate Earnings                                59       62     (5)
Net Asset Gains
  and Other Items                                120      101      19
                                                ----------------------
Total                                           $437     $434       1
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
(B) Includes net credit losses on credit card receivables held for sale commencing with the 1997 first quarter (see page 16).
NM   Not meaningful, as percentage equals or exceeds 100%.
----------------------------------------------------------------------


----------------------------------------------------------------------
Trading-Related                                 First Quarter       %
  Revenue
  (In Millions of                               1997  1996(A)  Change
  Dollars)
----------------------------------------------------------------------
By Business Sector:
Corporate Banking:
Emerging Markets                                $218     $177      23
Global
  Relationship                                   319      165      93
  Banking
Total
  Corporate Banking                              537      342      57
Consumer and Other                                52       50       4
Total                                           $589     $392      50
----------------------------------------------------------------------
By Trading
  Activity:
Foreign Exchange                                $260     $217      20
  (B)
Derivative (C)                                   182      142      28
Fixed Income (D)                                  62        4      NM
Other                                             85       29      NM
Total                                           $589     $392      50
----------------------------------------------------------------------
By Income Statement
  Line:
Foreign Exchange                                $297     $205      45
Trading Account                                  198       90      NM
Other (E)                                         94       97     (3)
Total                                           $589     $392      50
----------------------------------------------------------------------
(A)  Reclassified to conform to the latest quarter's presentation.
(B)  Foreign   exchange   activity  includes  foreign  exchange  spot,
     forward, and option contracts.
(C) Derivative activity primarily includes interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(D) Fixed income activity principally includes debt instruments including government and corporate debt as well as mortgage assets.
(E)  Primarily net interest revenue.
NM   Not meaningful, as percentage equals or exceeds 100%.


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

Item 7.    Financial Statements, Pro Forma Financial
           Information and Exhibits

            -     Exhibit No. 12(a)  Calculation of Ratio of Income to
                  Fixed Charges

            - Exhibit No. 12(b) Calculation of Ratio of Income to Fixed Charges Including Preferred Stock Dividends of Income to Fixed Charges

                              SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              CITICORP
                              (Registrant)


                              By: /s/ Thomas E. Jones
                                 -------------------------------
                                      Thomas E. Jones
                                      Executive Vice President
                                      A Principal Financial Officer


Dated: April 15, 1997


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